                PROSPECTUS TO SUPPLEMENT DATED NOVEMBER 18, 1998
                       (TO PROSPECTUS DATED MAY 6, 1998)

                                                         Filed Pursuant to
                                                       Rule 424(b)(3) and (c)
                                                    Commision File No. 333-51487

                                 82,936 SHARES


                              [CISCO SYSTEMS LOGO]



                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 82,936 shares of Cisco's Common Stock, par value $0.001 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Recently NSPD Partners II, Ltd. distributed 65,126 shares of Common Stock to Kathryn Esping Agency, which person was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Kathryn Esping Agency as a Selling Shareholder and to amend the information provided in the Prospectus with respect NSPD Partners II, Ltd. to reflect the distribution of shares.

                                       Number of                                   Number of
                                         Shares              Percent of              Shares
                                      Beneficially          Outstanding          Registered for
Name of Selling Shareholder             Owned(1)               Shares            Sale Hereby(1)
---------------------------           ------------          -----------          ---------------
NSPD Partners II, Ltd.                   17,810                  *                   17,810

Kathryn Esping Agency                    65,126                  *                   65,126


---------------------------

*    Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.